     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999

                                               REGISTRATION NO. 333-____________

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         SCICLONE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

               CALIFORNIA                                   94-3116852
     (State or other jurisdiction of                       (IRS Employer
     incorporation or organization)                     Identification No.)

                    901 MARINERS ISLAND BOULEVARD, SUITE 205
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 358-3456
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                DONALD R. SELLERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SCICLONE PHARMACEUTICALS, INC.
                    901 MARINERS ISLAND BOULEVARD, SUITE 205
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 358-3456
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             J. HOWARD CLOWES, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                         139 Townsend Street, Suite 400
                        San Francisco, California 94107
                                 (415) 836-2500

--------------------------------------------------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
  Title of Each Class of          AMOUNT TO BE    OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
Securities to be Registered        REGISTERED        PER SHARE             PRICE          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
common stock (no par value)    375,000 shares(1)     $ 1.55(2)           $  581,250           $161.59
----------------------------------------------------------------------------------------------------------
common stock (no par value)    375,000 shares(3)     $4.125(4)           $1,546,875           $430.03
----------------------------------------------------------------------------------------------------------
           total:              750,000 shares                            $2,128,125           $591.62
==========================================================================================================

(1) Represents the number of shares of SciClone common stock issued in connection with SciClone's acquisition of certain rights related to ZADAXIN(R) thymosin alpha 1 in Italy, Spain and Portugal, as described in the prospectus.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on April 26, 1999.

(3) Represents the number of shares of common stock issuable upon exercise of a warrant issued in connection with SciClone's acquisition of certain rights related to ZADAXIN(R) thymosin alpha 1 in Italy, Spain and Portugal, as described in the prospectus.

(4) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(g) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

               SUBJECT TO COMPLETION, DATED _______________, 1999

                                 750,000 SHARES

                         SCICLONE PHARMACEUTICALS, INC.

                                  COMMON STOCK

        This prospectus relates to the offer and sale of up to 750,000 shares of our common stock by Solar Developments and Partners, the selling shareholder. 375,000 of the shares have been issued, and 375,000 of the shares are issuable upon exercise of a warrant. The 375,000 issued shares and the warrant were issued in connection with our acquisition from Sclavo S.p.A. of rights related to ZADAXIN(R) thymosin alpha 1 in Italy, Spain and Portugal. Solar Developments and Partners is a designee of Sclavo. Our agreement with Sclavo is described in more detail on page 9.

        Our common stock is quoted on The Nasdaq National Market under the symbol "SCLN." On April 26, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $1.53.

        Our principal executive offices are located at 901 Mariners Island Boulevard, Suite 205, San Mateo, California 94404, and our telephone number is
(650) 358-3456.

                       ----------------------------------

        AN INVESTMENT IN SCICLONE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

                       ----------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES , OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



               The date of this prospectus is ____________, 1999.

                                      TABLE OF CONTENTS


Risk Factors ..............................................................    3

   We Are Dependent on Two Lead Drugs, ZADAXIN and CPX ....................    3

   We Have No History of Significant Revenues and We Expect
       Continuing Operating Losses ........................................    3

   We Will Need Additional Capital in the Future and the Availability
       of Such Capital is Uncertain .......................................    3

   We Must Continue to Comply With Certain Nasdaq Listing
       Requirements .......................................................    4

   Possibility of Dilution to Our Current Shareholders and Decrease in
       the Market Price of Our Common Stock ...............................    5

   We Are Dependent on Third Parties for Certain Product Rights ...........    5

   There Are Inherent Risks of Our Foreign Sales and Operations ...........    5

   We Have Limited Patent Protection for Our Proprietary Rights ...........    6

   There is Extensive Government Regulation in the Pharmaceutical
       Industry and it Can Be Difficult to Obtain Product Approvals .......    6

   We Are Dependent on Our Manufacturing and Supply Relationships .........    7

   We Are Dependent on Our Marketing and Sales Relationships ..............    7

   Technology Changes Rapidly in the Pharmaceutical Industry ..............    7

   There is Intense Competition in the Pharmaceutical Industry ............    7

   Third Party Reimbursement is Uncertain, as is Patients' Ability to
       Pay for Our Drugs ..................................................    7

   We Are Dependent on Qualified Personnel and Key Individuals ............    7

   We Have Limited Product Liability Insurance ............................    8

   Issuing Preferred Stock Could Adversely Affect Holders of
       Common Stock or Prevent Takeover Attempts ..........................    8

About SciClone ............................................................    9

Use of Proceeds ...........................................................   11

Selling Shareholder .......................................................   11

Plan of Distribution ......................................................   12

Legal Matters .............................................................   13

Experts ...................................................................   13

Where to Find More Information ............................................   14

Documents Incorporated By Reference .......................................   14

                                  RISK FACTORS

        You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this prospectus, in evaluating whether to purchase shares of our common stock.

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1934, as amended, and Section 21E of the Securities Exchange Act and we have attempted to identify such statements with an asterisk ("*"). Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including those set forth below.

        WE ARE DEPENDENT ON TWO LEAD DRUGS, ZADAXIN AND CPX. Our principal drug development efforts currently focus on our two lead drugs, ZADAXIN thymosin alpha 1 and CPX. Clinical trials of ZADAXIN are in progress and we need favorable results from these trials to get regulatory approval in major pharmaceutical markets. ZADAXIN has been approved for commercial sale in 13 countries. However, we may not be able to obtain approvals for ZADAXIN in other countries or for the treatment of additional medical conditions, such as cancer.

        Our launch of ZADAXIN in the People's Republic of China, the Philippines and Singapore was our first commercial introduction of ZADAXIN, and may not be successful. Moreover, our future launches of ZADAXIN in Argentina, Cambodia, Italy, Kuwait, Mexico, Myanmar, Pakistan, Peru and/or Vietnam may not be successful in these countries or in any additional countries. Future sales of ZADAXIN will depend on market acceptance and successful distribution.

        In particular, although the People's Republic of China has the highest prevalence of hepatitis B in the world, its low average income and poorly developed distribution infrastructure may make it difficult to successfully commercialize ZADAXIN in the Chinese market. Because we currently rely on ZADAXIN as our sole source of revenue, our failure to demonstrate its efficacy in future clinical trials, obtain additional marketing approvals or successfully commercialize ZADAXIN would have a material adverse effect on our business.

        We may experience delays and difficulties in clinical trials of CPX, our drug in phase 2 clinical development for treatment of cystic fibrosis. In addition, clinical trials may not prove that CPX is an effective treatment for cystic fibrosis. Our failure to demonstrate the safety and efficacy of CPX as a treatment for cystic fibrosis in a clinical trial, obtain regulatory approval of CPX as a treatment for cystic fibrosis or successfully commercialize CPX could have a material adverse effect on our business.

        WE HAVE NO HISTORY OF SIGNIFICANT REVENUES AND WE EXPECT CONTINUING OPERATING Losses. We have only recently begun to generate revenues from ZADAXIN, and future revenues are uncertain. Marketing approvals for CPX and additional marketing approvals for ZADAXIN are uncertain. We have experienced significant operating losses since our inception and have a substantial accumulated deficit. We expect our operating expenses to increase over the next several years as we expand our development, clinical testing and marketing capabilities.* Our ability to become profitable depends in large part on our ability to do the following:

        (1) obtain additional financing to support current operations, long-term product development, and commercialization efforts;

        (2)    increase ZADAXIN sales in existing markets;

        (3)    launch ZADAXIN in newly-approved markets;

        (4) obtain additional regulatory approvals for ZADAXIN and/or future products;

        (5) enter into a corporate partnering arrangement for development in the U.S. and Europe of a combination therapy for hepatitis C including ZADAXIN plus interferon; and

        (6) enter into other agreements for product development and commercialization.

        WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE AND THE AVAILABILITY OF SUCH CAPITAL IS UNCERTAIN. Since inception, we have financed our operations primarily through sales of stock. Without additional financing, management believes we have enough capital resources to maintain our current and planned operations only through June 1999. As a result, our independent auditors have issued an opinion for our financial statements for the period ended December 31, 1998 that includes a paragraph emphasizing the uncertainty surrounding our ability to continue as a going concern. However, we will need to obtain additional financing before June 1999 to support our product development and commercialization programs.

        We are considering corporate partnering, sales of stock by private placement or under the equity line, and other opportunities, including debt instruments, to increase our capital resources. However, our need for capital will depend on many factors, including:

        (1)    the level of ZADAXIN sales;

        (2)    preclinical and clinical development expenses and opportunities;

        (3)    the timing and cost of regulatory approvals;

        (4)    patent costs;

        (5)    our ability to use the equity line; and

        (6) our ability to establish development, sales, manufacturing and marketing arrangements.

Other than the equity line, we have no commitments or arrangements for additional funding and we may not be able to obtain the financing we need. Draws under the equity line are subject to certain conditions, including:

        (1)    registration of the investor's resale of the shares;

        (2)    a minimum trading price per share;

        (3)    volume limitations;

        (4) limitations on the number of shares that can be issued without shareholder approval; and

        (5) limitations on the number of shares of our common stock the investor may hold at any time.

Unless we and the investor agree otherwise, the equity line is not available when our stock is trading under $1.50 per share. We have orally agreed with the investor to decrease this price to $1.00. The unavailability or timing of financing could prevent or delay our product development and commercialization programs and would require us to curtail or cease our operations.

        WE MUST CONTINUE TO COMPLY WITH CERTAIN NASDAQ LISTING REQUIREMENTS. Our common stock is listed on the Nasdaq National Market to remain listed on the Nasdaq a company must meet certain criteria, including:

        (1)    a minimum bid price of $1.00 per share;

        (2)    $4,000,000 in net tangible assets; and

        (3) $5,000,000 market value of the public float (excluding shares held directly or indirectly by any of our officers or directors and by anyone holding beneficially more than 10% of our outstanding shares).

        As of April 26, 1999 the closing bid price of our common stock was $1.53. As of March 31, 1999, we had net tangible assets of $6,688,000.

        If we fail to meet Nasdaq's listing criteria our common stock may be delisted. Our common stock would thereafter be traded in the non-Nasdaq, over-the-counter market. If our common stock were delisted, it may be more difficult to dispose of, or get an accurate market value of, our common stock. This could severely limit our common stockholders' ability to sell our common stock in the secondary market.

        POSSIBILITY OF DILUTION TO OUR CURRENT SHAREHOLDERS AND DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK. If we sell common stock under the equity line, the percentage ownership of our then-current shareholders will be reduced. In connection with the equity line, we also issued to the purchaser a warrant to purchase 200,000 shares of our common stock at an exercise price of $5.53 per share. We will also issue to the purchaser additional warrants to purchase up to 300,000 shares of common stock at an exercise price of 150% of the weighted average purchase price of the common stock issued under the equity line during the year for which an additional warrant is issued. If we do not issue any common stock under the equity line, the exercise price will be 150% of the closing sale price of the common stock on the day before the end of the two-year term of the equity line. The purchaser's resale of common stock acquired under the equity line could depress the market price of the common stock. Moreover, because the shares that may be issued under the equity line, along with the shares issuable upon exercise of the warrant and additional warrants, can be immediately resold by the purchaser, the possibility of such sales could adversely affect the market price of the common stock.

        Similarly, if we raise additional funds through the issuance of stock or securities convertible into or exercisable for stock, the percentage ownership of our then-current shareholders will be reduced.

        WE ARE DEPENDENT ON THIRD PARTIES FOR CERTAIN PRODUCT RIGHTS. Our strategy includes entering into various corporate partnering arrangements. To date, we have acquired rights to ZADAXIN, CPX and certain other drugs but we are only actively pursuing clinical development of ZADAXIN and CPX. If we do not license or otherwise acquire rights to additional drugs we may have a shortage of drugs to develop. In addition, we have exclusively sublicensed our rights to develop and market ZADAXIN in Japan to Schering-Plough K.K. However, Schering-Plough K.K. already has a substantial commitment to alpha interferon, which is an approved therapy for hepatitis B and hepatitis C in Japan. Our relationship with Schering-Plough K.K. may not be successful and we may not be able to negotiate similar additional arrangements in the future. We generally do not have control over the amount and timing of resources that our collaborators devote to their activities with us. Such parties may not perform their obligations as we expect them to.

        Our ability to obtain regulatory approval in one country may be delayed or adversely affected by the timing of regulatory activities and approvals in other countries, particularly if we do not participate in the regulatory approval process in such other countries.

        THERE ARE INHERENT RISKS OF OUR FOREIGN SALES AND OPERATIONS. Our financial condition in the near term is highly dependent on ZADAXIN sales in foreign jurisdictions. Our sales and operations in these jurisdictions are subject to inherent risks, including:

        (1) difficulties and delays in obtaining pricing approvals and reimbursement;

        (2) difficulties and delays in obtaining product health registration and importation permits;

        (3)    unexpected changes in regulatory requirements;

        (4)    tariffs and other barriers;

        (5)    political instability;

        (6)    the difficulties of staffing and managing foreign operations;

        (7)    long payment cycles;

        (8)    difficulty in accounts receivable collection;

        (9)    currency fluctuations; and

        (10)   potential adverse tax consequences.

Certain countries regulate pharmaceutical prices. This regulation may reduce prices for our products significantly below those that would prevail in a free market. The majority of our current sales are to customers in the People's Republic of China.

        WE HAVE LIMITED PATENT PROTECTION FOR OUR PROPRIETARY RIGHTS. The United States composition of matter patent and most of the European composition of matter patents for thymosin alpha 1 have expired. Going forward, we will have only limited composition of matter patents for thymosin alpha 1 and this could adversely affect our proprietary rights. However, we own or have exclusive licenses for use and/or process patents or patent applications in the United States, Europe, Japan and other jurisdictions for thymosin alpha 1, and for CPX in the United States. We will seek to protect such products from competition through patent protection and other means. Our success depends significantly on our ability to obtain patent protection for our products and technologies, to preserve our trade secrets and to avoid infringing on the proprietary rights of third parties. However, our pending patent applications may not result in issued patents. Any patents that are issued may not provide a competitive advantage to us or may be invalidated or circumvented by our competitors. Patents issued to or patent applications filed by other companies could have an adverse effect on our ability to use, manufacture or market our products or maintain our competitive position with respect to our products. Many of our patents and patent applications relating to thymosin alpha 1 are held under exclusive licenses. If we breach the terms of any of these licenses we could lose our rights to these patents and patent applications. Other companies obtaining patents on products or processes useful to us may bring infringement actions against us. Such litigation is typically costly and time-consuming and could require us to obtain licenses from others, or prevent us from using, manufacturing or marketing our products. Such licenses may not be available on commercially reasonable terms, if at all.

        The legal protection provided by patents to biotechnology firms is highly uncertain and involves complex legal and factual questions. No consistent policy has emerged regarding the validity and scope of claims in biotechnology patents, and courts recently have issued varying interpretations. Legal standards concerning the validity, scope and interpretation of claims in biotechnology patents may continue to evolve. Issued patents may be modified or revoked by the United States Patent and Trademark Office, the European Patent Office or the courts in proceedings brought by third parties. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

        Pharmaceuticals are not patentable or have only recently become patentable in certain countries in the territory in which we have exclusive rights to ZADAXIN. Enforcement of intellectual property rights in many countries in this territory has been limited or non-existent. Future enforcement of patents and proprietary rights in many countries in this territory will likely be problematic or unpredictable. Therefore, patents issued or licensed to us in these countries may not provide competitive advantages or may be challenged by others. Holders of patents licensed to us may not file, prosecute, extend or maintain their patents in countries where we have rights. Finally, others may independently develop similar products or design around patents issued or licensed to us.

        THERE IS EXTENSIVE GOVERNMENT REGULATION IN THE PHARMACEUTICAL INDUSTRY AND IT CAN BE DIFFICULT TO OBTAIN PRODUCT APPROVALS. The research, preclinical and clinical development, manufacturing, marketing and sale of pharmaceuticals, including ZADAXIN, CPX and our other drug candidates, are subject to extensive regulation by governmental authorities. Products we develop must be approved before they can be marketed commercially in any jurisdiction. The process of obtaining these regulatory approvals is time-consuming and expensive. In some countries where we are contemplating marketing ZADAXIN, the regulatory approval process for drugs that have not been previously approved in countries with established clinical trial review procedures is uncertain, and this may delay the grant of regulatory approvals.

        We are currently sponsoring clinical trials and pursuing regulatory approvals for ZADAXIN in a number of countries and we are currently sponsoring clinical trials of CPX in the United States. However, we may not be able to complete these trials, and even if completed, these trials may not fulfill the relevant regulatory approval criteria. We ultimately may not be able to obtain regulatory approvals in these countries. Adverse results in our development programs also could result in restrictions on the use of ZADAXIN and, if approved, CPX.

        Our failure to comply with applicable United States or foreign regulatory requirements could, among other things, result in warning letters, fines, suspensions of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions. In addition, government regulations may be established or imposed which prevent or delay regulatory approval of ZADAXIN, CPX or our future products.

        WE ARE DEPENDENT ON OUR MANUFACTURING AND SUPPLY RELATIONSHIPS. We have entered into contract manufacturing and supply agreements for ZADAXIN and CPX. To be successful, our products must be manufactured in commercial quantities, in compliance with regulatory requirements and at an acceptable cost. While we believe we have and will be able to establish and maintain manufacturing relationships with experienced suppliers*, we may not be able to establish long-term manufacturing relationships with such suppliers. We currently have vialing and packaging supply agreements in effect and a sufficient supply of finished ZADAXIN for the near term. We have recently changed and upgraded our manufacturing source of finished ZADAXIN for our international markets, excluding Japan. In certain countries, this change may require additional regulatory approvals. If we do not obtain any required regulatory approvals of this manufacturing change in a timely fashion, new ZADAXIN marketing approvals may be delayed or sales may be interrupted until the manufacturing change is approved.

        Production interruptions, if any, could significantly delay clinical development of potential products and reduce third party or clinical researcher interest and support of proposed trials. Such interruptions could also impede commercialization of our products, including sales of ZADAXIN in approved markets, and impair their competitive position, which would have a material adverse effect on our business.

        WE ARE DEPENDENT ON OUR MARKETING AND SALES RELATIONSHIPS. We have arrangements with local pharmaceutical importers and distribution companies covering countries in Asia, Latin America and the Middle East. However, we may not be able to maintain such distribution arrangements or exploit them successfully.

        TECHNOLOGY CHANGES RAPIDLY IN THE PHARMACEUTICAL INDUSTRY. Due to the rapid development of pharmaceutical technology, our products may become obsolete before they are marketed or before we recover a significant portion of our development and commercialization expenses.

        THERE IS INTENSE COMPETITION IN THE PHARMACEUTICAL INDUSTRY. Competition in the pharmaceutical industry is intense and we expect that competition to increase. We believe that the principal competitive factors in the pharmaceutical industry include the efficacy, safety, price and therapeutic regimen associated with a given drug. Our competitors include pharmaceutical companies, biotechnology firms, universities and other research institutions, both in the United States and abroad, that are actively engaged in research and development of products in the therapeutic areas we are pursuing. Most of our competitors have substantially greater financial, technical, regulatory, manufacturing, marketing and human resource capabilities than we do. Most of them also have extensive experience in undertaking the clinical testing and obtaining the regulatory approvals necessary to market drugs.

        THIRD PARTY REIMBURSEMENT IS UNCERTAIN, AS IS PATIENTS' ABILITY TO PAY FOR OUR DRUGS. Our ability to successfully commercialize our products depends in part on whether pharmaceutical drug consumers will be reimbursed for the cost of our products. Such reimbursement may come from government health administration authorities, private health insurers and other organizations. Third-party reimbursement for new therapeutic products is highly uncertain and may not be available for our future products. In many of the foreign countries in which we intend to operate, reimbursement for ZADAXIN under government or private health insurance programs will not be available. In the United States, certain proposed health care reforms could limit the amount of third-party reimbursement available for our products. In many countries where we have marketing rights to ZADAXIN, government resources and per capita income may be so low that our products will be prohibitively expensive. In such countries, we may not be able to market our products on economically favorable terms, if at all.

        WE ARE DEPENDENT ON QUALIFIED PERSONNEL AND KEY INDIVIDUALS. We are highly dependent upon our ability to attract and retain qualified personnel because of the specialized, scientific and international nature of our business. There is intense competition for qualified management, scientific and technical personnel in the pharmaceutical industry, and we may not be able to attract and retain the qualified personnel we need to grow and develop our business globally. In addition, many key responsibilities at SciClone are assigned to a relatively small number of individuals. If any of these individuals left -- unless they were promptly replaced -- such departures could adversely affect our business. We do not maintain "key person" life insurance on any of our key personnel.

        WE HAVE LIMITED PRODUCT LIABILITY INSURANCE. Companies which test, manufacture, market and sell pharmaceutical products commonly receive product liability claims. Such claims may be asserted against us. Product liability insurance for the pharmaceutical industry generally is expensive, if it is available at all. We have product liability insurance coverage for our clinical trials and commercial sales. However, product liability claims could adversely affect our business.

        ISSUING PREFERRED STOCK COULD ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR PREVENT TAKEOVER ATTEMPTS. Our charter documents give our board of directors the authority to issue additional series of preferred stock without a vote or action by our shareholders. The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights of holders of our common stock may be adversely affected by the rights granted to holders of preferred stock. For example, a series of preferred stock may be granted the right to receive a liquidation preference -- a pre-set distribution in the event SciClone is liquidated -- that would reduce the amount available for distribution to holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

                                 ABOUT SCICLONE


GENERAL

        SciClone acquires, develops and commercializes drugs for treating chronic and life-threatening diseases such as hepatitis B, hepatitis C, cancer, immune system disorders and cystic fibrosis. We have two drugs in clinical testing, ZADAXIN and CPX, and we have other potential drugs in preclinical development.

        ZADAXIN. Our lead drug is ZADAXIN, which boosts the immune system. We are pursuing development of ZADAXIN for treatment of hepatitis B, hepatitis C, cancer and certain immune system disorders, as well as an enhancement to the effectiveness of viral vaccines. ZADAXIN is approved for marketing in 13 countries: Argentina, Cambodia, Italy, Kuwait, Mexico, Myanmar, Pakistan, the People's Republic of China, Peru, the Philippines, Singapore, Venezuela and Vietnam. We have filed for approval to market ZADAXIN in 19 additional countries outside the U.S., Europe and Japan. In 1998, ZADAXIN generated over $3.6 million in sales, primarily in the People's Republic of China, the Philippines and Singapore for treatment of hepatitis B. We hold worldwide development, manufacturing and marketing rights to ZADAXIN. In Japan, we have sublicensed our rights to Schering-Plough, K.K., the Japanese subsidiary of Schering-Plough Corporation, the leading marketer of viral hepatitis therapies worldwide.

        We are pursuing a corporate partnering arrangement for development in the U.S. and Europe of a combination therapy for hepatitis C including ZADAXIN plus interferon.* Hepatitis C affects over 170 million people worldwide, including over 10 million people in the United States, Europe and Japan, which are the world's largest pharmaceutical markets. Our clinical data show that the combination of ZADAXIN plus interferon could be a significant therapeutic advance in the fight against the hepatitis C epidemic. Interferon, the only established therapy for hepatitis C, leads to a sustained positive response in only 5% to 20% of patients and causes unpleasant side effects. Interferon plus ribavirin, a nucleoside analogue, was approved for treatment of hepatitis C in the U.S. and certain other countries in 1998. This combination benefits certain patients. However, ribavirin has its own potential side effects, and increases the risk of side effects when combined with interferon. Importantly, ZADAXIN combined with interferon has shown clinical promise for treatment of hepatitis C without increasing the risk of additive side effects.

        In Japan, the world's largest market for viral hepatitis therapies, we have exclusively sublicensed our rights to develop and market ZADAXIN to Schering-Plough K.K. In the second quarter of 1998, Schering-Plough K.K. began a 300-patient pivotal phase 3 study of ZADAXIN monotherapy for treatment of hepatitis B. Interferon monotherapy, including Schering-Plough K.K.'s interferon, is the established first-line therapy for hepatitis B in Japan. Schering-Plough K.K. is also developing ZADAXIN in a phase 2 program for treatment of hepatitis C.

        CPX. Our second drug in clinical testing is CPX. CPX is a protein-repair therapy initially developed by the United States National Institutes of Health as a potential treatment for cystic fibrosis, the most common fatal genetic disease in the U.S. and Europe.

        Cystic fibrosis is caused by mutations in the gene that encodes a certain protein -- the cystic fibrosis transmembrane conductance regulator, or CFTR protein. More than 70% of cystic fibrosis patients have a certain type of mutation, referred to as the "delta F508" mutation. In October 1997, Dr. Harvey Pollard of the Uniformed Services University of the Health Sciences and formerly of the NIH, presented breakthrough preclinical data demonstrating that CPX repairs the two key protein defects causing cystic fibrosis in patients with the delta F508 mutation -- impaired chloride ion transport and abnormal CFTR protein trafficking. CPX is the only drug in clinical development with the potential to correct these two key protein-associated defects in most cystic fibrosis patients. We have obtained orphan drug designation for CPX from the United States Food and Drug Administration. In 1997, we were awarded a $100,000 Orphan Drug Grant by the FDA for phase 1 development of CPX as a treatment for cystic fibrosis. We completed phase 1 development of CPX in cystic fibrosis patients in April 1998. In October 1998, we were awarded a prestigious $200,000 Orphan Drug Grant by the FDA for phase 2 development of CPX as a treatment for cystic fibrosis. We began phase 2 development of CPX in cystic fibrosis patients in the U.S. in September 1998. The Cystic Fibrosis Foundation provided substantial financial support for early research on CPX at the NIH. The Cystic Fibrosis Foundation also supported us in our application for an Investigational New Drug exemption to gain approval from the FDA to begin testing of CPX directly on cystic fibrosis patients rather than the standard process of testing first in healthy volunteers. The Cystic Fibrosis Foundation continues to support us with protocol review, patient recruitment and investigator and study center selection.

        We have other drug candidates in early preclinical development. We plan to continue to evaluate the pharmaceutical potential of our preclinical drug candidates in 1999.

        Internationally, we have 41 ZADAXIN distribution arrangements covering 46 countries outside the U.S., Europe and Japan. We intend to out-license our products where a collaborative arrangement will materially enhance the prospects for a drug's commercial success in licensed markets. Our license with Schering-Plough K.K. for exclusive rights to develop and market ZADAXIN in Japan, and our arrangements with our ZADAXIN distributors are examples of this strategy. We are currently pursuing corporate partnering arrangements in the U.S. and Europe for development of ZADAXIN, particularly the combination of ZADAXIN plus interferon for the treatment of hepatitis C. We intend to produce ZADAXIN, CPX and any future products through contract manufacturing and supply agreements. We have entered into separate supply agreements in the U.S. and Europe for the supply of bulk and finished product thymosin alpha 1. We contract with a major U.S. pharmaceutical company for the supply of bulk CPX and another U.S. pharmaceutical manufacturer for finished product CPX.

AGREEMENT WITH SCLAVO

        In April 1998, we entered into an agreement with Sclavo S.p.A. to acquire all of Sclavo's rights to develop and market ZADAXIN in Italy, Spain and Portugal. The transaction closed in September 1998. The rights we acquired include an approval to market ZADAXIN in Italy as an influenza vaccine adjuvant and an application to market ZADAXIN as a treatment for non small-cell lung cancer in combination with chemotherapy. We paid approximately $1.84 million for these rights, consisting of (1) approximately $296,000 in cash, (2) 375,000 shares of our common stock (valued at $1.54 million based on the closing sale price on April 20, 1998) and (3) a warrant to purchase another 375,000 shares of our common stock. The exercise price of the shares that may be purchased upon exercise of the warrant is $4.125 per share, subject to certain standard adjustments. The warrant is exercisable until June 29, 2003.

        Under the agreement with Sclavo, we agreed to register the 375,000 issued shares and 375,000 warrant shares promptly following the closing of the transaction and to keep a registration statement covering all 750,000 shares effective for one year following the closing. Solar Developments and Partners, Sclavo's designee and the selling shareholder, has agreed not to sell any of the 375,000 issued shares until May 5, 1999.

FIRST QUARTER RESULTS

        We reported revenue of $1,777,000 in the first quarter ended March 31, 1999, compared to $554,000 in the year-earlier quarter ended March 31, 1998. Our net loss in the first quarter ended March 31, 1999 was $2,623,000 ($0.13 per share). Our net loss in the first quarter ended March 31, 1998 was $3,685,000 ($0.24 per share).

FORMATION AND OTHER INFORMATION

        SciClone was incorporated in California in 1990. Our international operating subsidiary, SciClone Pharmaceuticals International Ltd., is incorporated in the Cayman Islands and headquartered in Hong Kong. We also have office locations in Singapore, Taiwan and Japan.

                                 USE OF PROCEEDS

        If the warrants are exercised by the selling shareholder, we may receive proceeds in the form of the exercise price. If we receive any such proceeds, we expect to use them for working capital. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholder and all proceeds will go to the selling shareholder to be used for its own purposes.

                               SELLING SHAREHOLDER

        The selling shareholder owns or has the right to acquire shares of our common stock which were issued or are issuable upon exercise of a warrant issued in connection with our acquisition of certain rights to ZADAXIN in Italy, Spain and Portugal. The table below sets forth the selling shareholder, the number of shares of common stock which it owns or has the right to acquire as of April 26, 1999, the number of shares of common stock subject to sale under this prospectus and the number of shares of common stock it would own assuming the sale of all shares of common stock covered by this prospectus.

        Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by Sclavo. Except as otherwise indicated, we believe that the person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it.

                                                  Shares                             Shares
                                               Beneficially     Shares Offered    Beneficially
                                              Owned Prior to       by this         Owned After
         Selling Shareholder                   the Offering       Prospectus      the Offering
         -------------------                  --------------    --------------    ------------
Solar Developments and Partners(1)              750,000(2)        750,000(2)           --

------------------

(1) Solar Developments and Partners is a designee of Sclavo pursuant to our agreement with Sclavo, and Sclavo disclaims beneficial ownership of the shares offered by this prospectus.

(2) The number of shares set forth in the table represents the maximum number of shares of common stock to be offered by the selling shareholder. 375,000 shares were issued, and up to 375,000 shares are issuable upon exercise of a warrant issued under our agreement with Sclavo.

                              PLAN OF DISTRIBUTION

        The selling shareholder has informed us that, acting as principal for its own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the shares from time to time on terms to be determined at the time of sale. The selling shareholder may from time to time sell all or a portion of the shares in routine brokerage transactions on the Nasdaq Stock Market or otherwise at the prices and terms prevailing at the time of the sale. The selling shareholder also may make private resales directly or through brokers or may make resales pursuant to Rule 144 under the Securities Act. Under the agreement with Sclavo, we agreed to register the 750,000 shares promptly following the closing of the transaction and to keep a registration statement covering these shares effective for one year following the closing. Solar Developments and Partners, Sclavo's designee has agreed not to sell any of the 375,000 shares it was issued until May 5, 1999. The selling shareholder may pay customary brokerage fees, commissions and expenses.

        To the extent required pursuant to Rule 424 under the Securities Act, a prospectus supplement will be filed with the SEC with respect to a particular offering setting forth the terms of any offering, including the name or names of any underwriters or agents, if any, any underwriting discounts and other items constituting underwriters' compensation, the offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in a sale, shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if any are purchased.

        If dealers are utilized in the sale of shares of common stock in respect of which this prospectus is delivered, the selling shareholder will sell such shares to the dealers as principals. The dealers may then resell such shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

        If an agent (other than a broker-dealer executing transactions in the ordinary course) is used, the agent will be named, and the terms of the agency and any commissions will be set forth in a prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Shares may be sold directly by the selling shareholder to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be described in the prospectus supplement relating thereto.

        Agents, dealers and underwriters may be entitled under agreements entered into with the selling shareholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or the selling shareholder in the ordinary course of business.

        We will pay all expenses related to the registration of the shares covered by this prospectus, including: (1) registration and filing fees imposed by the Securities and Exchange Commission, the National Association of

Securities Dealers, Inc. and blue sky laws; (2) printing expenses; (3) transfer agents' and registrars' fees; and (4) the reasonable fees and costs of our outside counsel and independent accountants. We will not pay transfer or other taxes and other costs related to the issuance of the shares.

        The selling shareholder is not restricted as to the price or prices at which it may resell the shares. Such resales may have an adverse effect on the market price of the common stock. In addition, it is possible that a significant number of shares could be sold at the same time, which also may have an adverse effect on the market price of the common stock.

        We have agreed to indemnify the selling shareholder against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The legality of the shares offered by this prospectus is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

        The consolidated financial statements and schedule of SciClone appearing in its Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about SciClone's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements (if required) and other information with the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at a Web site maintained by the SEC at http://www.sec.gov. Finally, you can also inspect reports and other information concerning SciClone at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SciClone common stock is traded on The Nasdaq National Market under the symbol "SCLN." SciClone's Web site is located at http://www.sciclone.com.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The following documents filed by us with the SEC are incorporated in this prospectus by reference:

        1.     Current Report on Form 8-K, filed on April 26, 1999;

        2. Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999;

        3. The description of SciClone's Common Stock contained in SciClone's Registration Statement on Form 8-A filed under the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus shall be deemed to be incorporated in this prospectus by reference and to be a part of this prospectus from the date such documents or reports are filed. Any statement contained in a document incorporated or deemed incorporated in this prospectus by reference may be modified or superseded by statements from our more recent filings with the SEC. We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this prospectus. Please direct such requests to Investor Relations, SciClone Pharmaceuticals, Inc., 901 Mariners Island Boulevard, Suite 205, San Mateo, California 94404. Our telephone number is (650) 358-3456.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION
   OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.
     IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED
       UPON AS HAVING BEEN AUTHORIZED. THE INFORMATION IN THIS PROSPECTUS
          IS CORRECT AS OF THE DATE HEREOF. DELIVERY OF THIS PROSPECTUS
                  AFTER THE DATE HEREOF DOES NOT MEAN THAT THE
                          INFORMATION IS STILL CORRECT.


                                 750,000 SHARES


                         SCICLONE PHARMACEUTICALS, INC.

                                   ----------

                                  COMMON STOCK

                                   ----------

                                   PROSPECTUS


                              _______________, 1999




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                     To be Paid
                                                                       By The
                                                                     Registrant
                                                                     ----------
SEC Registration Fee                                                  $   592
Nasdaq filing fee                                                     $17,500
Accounting fees and expenses                                          $ 5,000
Legal fees and expenses                                               $25,000
Miscellaneous expenses                                                $ 1,908
        Total........................................................ $50,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Section 204 of the California Corporations Code (the "CCC"), the Registrant's Articles of Incorporation provide that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the CCC or any other applicable laws. Such Articles of Incorporation also provide that no amendment or repeal of such Articles shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

        The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or an predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Articles of Incorporation.

        The Registrant has entered into indemnification agreements with its directors and certain of its officers.

        The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

        The following exhibits are filed with this Registration Statement:

   EXHIBIT NO.                     DESCRIPTION OF EXHIBIT
   -----------                     ----------------------
      5.1        Opinion of Gray Cary Ware & Freidenrich LLP.

     10.1*       Acquisition Agreement between SciClone and Sclavo S.p.A., dated
                 April 20, 1998.

     10.2*       First Amendment to Acquisition Agreement between SciClone and
                 Sclavo S.p.A., dated April 20, 1998.

     10.3        Second Amendment to Acquisition Agreement by and among
                 SciClone, Sclavo S.p.A. and Solar Developments and Partners, dated November 6, 1998.

     10.4        Amendment to Warrant by and among SciClone, Sclavo S.p.A. and
                 Solar Developments and Partners dated April 20, 1998.

     10.5*       Stock Purchase Warrant dated September 3, 1998

     23.1        Consent of Ernst & Young LLP, independent auditors.

     23.2        Consent of Gray Cary Ware & Freidenrich LLP (included in
                 Exhibit 5.1).

     24.1        Power of Attorney (included in the Signature Page contained in
                 Part II of the Registration Statement).

-------------------

* Filed as an exhibit to the Company's Report on Form 10-Q for the period ended September 30, 1998.


ITEM 17.  UNDERTAKINGS.

        A.     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E.     The undersigned Registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California on April 29, 1999.

                                       SCICLONE PHARMACEUTICALS, INC.

                                       By: /s/ Donald R. Sellers
                                           -------------------------------------
                                           Donald R. Sellers
                                           President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald R. Sellers and Shawn K. Singh, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           SIGNATURE                              TITLE                        DATE

/s/ Donald R. Sellers                 President, Chief Executive          April 29, 1999
---------------------------------     Officer and Director (Principal
Donald R. Sellers                     Executive Officer)

/s/ Jere E. Goyan                     Chairman of the Board and Director  April 29, 1999
---------------------------------
Jere E. Goyan, Ph.D.

/s/ Diane Lee                         Director, Corporate Finance and     April 29, 1999
---------------------------------     Administration (Principal
Diane Lee                             Financial and Accounting Officer)

/s/ John D. Baxter                    Director                            April 29, 1999
---------------------------------
John D. Baxter, M.D.

                                      Director                            April 29, 1999
---------------------------------
Edwin C. Cadman, M.D.

/s/ Rolf H. Henel                     Director                            April 29, 1999
---------------------------------
Rolf H. Henel

                                INDEX TO EXHIBITS

  EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
  -----------                      ----------------------
      5.1        Opinion of Gray Cary Ware & Freidenrich LLP.

     10.1*       Acquisition Agreement between SciClone and Sclavo S.p.A., dated
                 April 20, 1998.

     10.2*       First Amendment to Acquisition Agreement between SciClone and
                 Sclavo S.p.A., dated April 20, 1998.

     10.3        Second Amendment to Acquisition Agreement by and among
                 SciClone, Sclavo S.p.A. and Solar Developments and Partners, dated November 6, 1998.

     10.4        Amendment to Warrant by and among SciClone, Sclavo S.p.A. and
                 Solar Developments and Partners dated April 20, 1998.

     10.5*       Stock Purchase Warrant dated September 3, 1998

     23.1        Consent of Ernst & Young LLP, independent auditors.

     23.2        Consent of Gray Cary Ware & Freidenrich LLP (included in
                 Exhibit 5.1).

     24.1        Power of Attorney (included in the Signature Page contained in
                 Part II of the Registration Statement).


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*  Filed as an exhibit to the Company's Report on Form 10-Q for the period ended
   September 30, 1998.